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TABLE OF CONTENTS

Exhibit 10.24

    ASSET PURCHASE AGREEMENT
AMONG
McDATA CORPORATION,
SANAVIGATOR, INC.,
CONNEX, INC.,
AND
WESTERN DIGITAL CORPORATION
August 31, 2001

TABLE OF CONTENTS

1.	Definitions
2.	Basic Transaction
	(a)	Purchase and Sale of Assets
	(b)	Assumption of Liabilities
	(c)	Purchase Price
	(d)	The Closing
	(e)	Deliveries at the Closing
	(f)	Allocation
3A.	Representations and Warranties of SANavigator
	(a)	Organization of SANavigator
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Brokers' Fees
	(e)	Title to Assets
	(f)	Subsidiaries
	(g)	Financial Statements
	(h)	Events Subsequent to Most Recent Fiscal Month End
	(i)	Undisclosed Liabilities
	(j)	Legal Compliance
	(k)	Tax Matters
	(l)	Real Property
	(m)	Intellectual Property
	(n)	Tangible Assets
	(o)	Inventory
	(p)	Contracts
	(q)	Notes and Accounts Receivable
	(r)	Powers of Attorney
	(s)	Insurance
	(t)	Litigation
	(u)	Warranty
	(v)	Product Liability
	(w)	Employees
	(x)	Employee Benefits
	(y)	Guaranties
	(z)	Environmental, Health, and Safety Matters
	(aa)	Certain Business Relationships With SANavigator
	(bb)	SANavigator Customers
3B.	Representation and Warranties of Western Digital
	(a)	Organization Western Digital
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Broker's Fees
	(e)	Intellectual Property
	(f)	Employees
3C.	Representation and Warranties of Connex
	(a)	Organization Connex
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Broker's Fees
	(e)	Intellectual Property
	(f)	Employees
4.	Representations and Warranties of the Buyer
	(a)	Organization of the Buyer
	(b)	Authorization of Transaction
	(c)	Noncontravention
	(d)	Brokers' Fees
5.	Pre-Closing Covenants
	(a)	General
	(b)	Notices and Consents
	(c)	Operation of Business
	(d)	Preservation of Business
	(e)	Full Access
	(f)	Notice of Developments
	(g)	Exclusivity
	(i)	Employees
	(j)	Source Code
	(k)	Patent Filings
	(l)	Integration
6.	Conditions to Obligation to Close
	(a)	Conditions to Obligation of the Buyer
	(b)	Conditions to Obligation of SANavigator, Connex and Western Digital
7.	Remedies for Breaches of this Agreement
	(a)	Survival of Representations and Warranties
	(b)	Indemnification Provisions for Benefit of the Buyer
	(c)	Indemnification Provisions for Benefit of SANavigator
	(d)	Matters Involving Third Parties
	(e)	Other Indemnification Provisions
8.	Termination
	(a)	Termination of Agreement
	(b)	Effect of Termination
9.	Miscellaneous
	(a)	Covenant Not to Compete
	(b)	Press Releases and Public Announcements
	(c)	No Third-Party Beneficiaries
	(d)	Entire Agreement
	(e)	Succession and Assignment
	(f)	Counterparts
	(g)	Headings
	(h)	Notices
	(i)	Transition
	(j)	Confidential
	(k)	Governing Law
	(l)	Amendments and Waivers
	(m)	Severability
(n)	Expenses
(o)	Construction
(p)	Incorporation of Exhibits and Schedules
(q)	Specific Performance
(r)	Submission to Jurisdiction

Exhibit A-1—Form of Bill of Sale, Assignment and Assumption Agreement

Exhibit A-2—Form of Trademark Assignment

Exhibit A-3—Form of Patent Assignment

Exhibit A-4—Form of Domain Name Assignment

Exhibit B—Form of Escrow Agreement

Exhibit C—Historical Financial Statements

Exhibit D-1—Form of Transition Services Agreement

Exhibit D-2—Form of Sublease

Exhibit E—Form of Opinion of Counsel to SANavigator

Exhibit F—Form of Opinion of Counsel to the Buyer

Exhibit G—Specifications of SANavigator

Disclosure Schedule—Exceptions to Representations and Warranties

Asset Schedule—List of Assets

ASSET PURCHASE AGREEMENT

    Agreement entered into on August 31, 2001, by and between McDATA Corporation, a Delaware corporation (the "Buyer"), SANavigator, Inc., a Delaware corporation ("SANavigator"), Connex, Inc., a Delaware corporation ("Connex"), and Western Digital Corporation, a Delaware corporation ("Western Digital"). The Buyer, SANavigator, Connex and Western Digital are referred to collectively herein as the "Parties."

Recitals

    A.  The Buyer desires to purchase from SANavigator, and SANavigator desires to sell to the Buyer, all of the assets relating to SANavigator's SANavigator™ software business, in exchange for the assumption of certain specified liabilities relating to such software business of SANavigator and other consideration set forth below.

    B.  The Board of Directors of each of the Buyer and SANavigator believes it is in the best interests of its respective corporation and stockholders that the transactions contemplated hereby be consummated and, in furtherance thereof, has approved this Agreement and the transactions contemplated hereby.

    C.  SANavigator and the Buyer desire to make certain representations, warranties, covenants and other agreements in connection with the transactions contemplated hereby.

Agreement

    In consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

    1.  Definitions.

    "Acquired Assets" means all right, title, and interest in and to all of the assets of SANavigator, including all of its (a)  leaseholds and subleaseholds therein, improvements, fixtures, and fittings thereon, and easements, rights-of-way, and other appurtenants thereto (such as appurtenant rights in and to public streets), (b) tangible personal property (such as machinery, lab test equipment, switches, other equipment, inventories of raw materials and supplies, manufactured and purchased parts, goods in process and finished goods, furniture, automobiles, trucks, tractors, trailers, tools, jigs, and dies), (c) Intellectual Property (which includes the SANavigator Software and all materials and rights related thereto), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof and rights to protection of interests therein (including any right to sue for past, present and future infringement) under the laws of all jurisdictions, (d) leases, subleases, and rights thereunder, (e) agreements, contracts indentures, mortgages, instruments, Security Interests, guaranties, other similar arrangements, and rights thereunder, (f) accounts, notes, and other receivables, (g) securities, (h) claims, deposits, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment (including any such item relating to the payment of Taxes), (i) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies, (j) books, records, ledgers, files, documents, correspondence, lists, plats, architectural plans, drawings, and specifications, creative materials, advertising and promotional materials, studies, reports, and other printed or written materials, (k) websites, and (l) the Technology License Agreement, dated September 23, 1998, between Adaptec, Inc. and Ridge Shareholders, Inc.; provided, however, that the Acquired Assets shall not include (i) the corporate charter, qualifications to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books, blank stock certificates, insurance policies, and other documents relating to the organization, maintenance, and existence of SANavigator as a corporation, (ii) information technology (IT) equipment shared by SANavigator and Connex/Western Digital set forth on Schedule 1(a), (iii) any of the rights of SANavigator under this Agreement (or under any side agreement between SANavigator on the one hand and the Buyer on the other hand entered into on or after the date of this Agreement), (iv) all Western Digital and Connex trademarks, tradenames and service marks that are not listed in Section 3(m) of the Disclosure Schedule, (v) the lease, dated April 7, 1999, among Kilroy Realty, L.P., Kilroy Realty Corporation, and WDC Storage Systems, Inc., as amended, (vi) intercompany receivables from Affiliates not related to the licenses of the SANavigator Software and (vii) the assets listed on Schedule 1(b). Without limiting the generality of the foregoing, the Acquired Assets shall include the assets listed on the Asset Schedule.

    "Adverse Consequence" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorney's fees and expenses.

    "Affiliate" has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

    "Affiliated Group" means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local, or foreign law.

    "Asset Schedule" means the list of Acquired Assets attached hereto.

    "Assumed Liabilities" means all Liabilities (i) arising under the agreements listed on Section 3(p) of the Disclosure Schedule; (ii) related to the Intellectual Property listed on Section 3(m)(v) of the Disclosure Schedule; (iii) related to the Acquired Assets arising after the Closing; and (iv) listed on Schedule 1(c) hereof; provided, however, that Assumed Liabilities shall not include (x) any Liabilities associated with clause (i) above (a) as a result of or relating to a breach or default by any of the Sellers or (b) as a result of SANavigator not paying such Liabilities when due under the terms under any agreement set forth in Section 3(p) of the Disclosure Schedule and (y) the Liabilities listed on Schedule 1(b).

    "Basis" means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could reasonably be expected to form the basis for any specified consequence.

    "Buyer" has the meaning set forth in the preface above.

    "Closing" has the meaning set forth in Section 2(d) below.

    "Closing Date" has the meaning set forth in Section 2(d) below.

    "COBRA" means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state law.

    "Code" means the Internal Revenue Code of 1986, as amended.

    "Confidential Information" means any information concerning the businesses and affairs of SANavigator that is not already available to the public.

    "Connex" has the meaning set forth in the preface above.

    "Controlled Group" has the meaning set forth in Code Section 1563.

    "Deferred Intercompany Transaction" has the meaning set forth in Reg. §1.1502-13.

    "Disclosure Schedule" has the meaning set forth in Section 3A below.

    "Employee Benefit Plan" means any "employee benefit plan" (as such term is defined in ERISA §3(3)) and any other employee benefit plan, program or arrangement of any kind.

    "Employee Pension Benefit Plan" has the meaning set forth in ERISA §3(2).

    "Employee Welfare Benefit Plan" has the meaning set forth in ERISA §3(1).

    "Environmental, Health, and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, each as amended and as now or hereafter in effect.

    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

    "ERISA Affiliate" means each entity which is treated as a single employer with SANavigator for purposes of Code §414.

    "Escrow Agent" has the meaning set forth in the Escrow Agreement.

    "Escrow Agreement" means the escrow agreement among the Buyer, SANavigator, Connex, Western Digital and U.S. Bank National Association in the form attached hereto as Exhibit B.

    "Excess Loss Account" has the meaning set forth in Reg. §1.1502-19.

    "Extremely Hazardous Substance" has the meaning set forth in §302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended.

    "Fiduciary" has the meaning set forth in ERISA §3(21).

    "Financial Statement" has the meaning set forth in Section 3A(g) below.

    "Indemnified Party" has the meaning set forth in Section 7(d) below.

    "Indemnifying Party" has the meaning set forth in Section 7(d) below. "Party" has the meaning set forth in the preface above.

    "Intellectual Property" means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and invention disclosures, together with all reissuances, divisionals, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, methodologies, technical data, designs, drawings, specifications, models, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software and firmware (including but not limited to the SANavigator Software) and scripts whether source code or object code (including descriptions, flow charts and other work product used to design, organize or develop such computer software and any related documentation, including without limitation, user manuals and training manuals), (g) all databases and compilations, including all data and collections of data whether in print, electronic or other form, (h) all other intellectual property rights in the tangible and intangible assets relating to the SANavigator Software business, (i) domain names, and (j) all copies and tangible embodiments thereof (in whatever form or medium).

    "Knowledge" means with respect to each representing party the actual knowledge of the individuals listed on Schedule 1(d) of the Disclosure Schedule after reasonable investigation; provided, however, that such investigation shall not, in any case, be deemed to include any patent searches.

    "Liability" means any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liability for Taxes.

    "Most Recent Balance Sheet" means the balance sheet contained within the Most Recent Financial Statements.

    "Most Recent Financial Statements" has the meaning set forth in Section 3A(g) below.

    "Most Recent Fiscal Month End" has the meaning set forth in Section 3A(g) below.

    "Multiemployer Plan" has the meaning set forth in ERISA §3(37).

    "Ordinary Course of Business" means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

    "Party" has the meaning set forth in the preface above.

    "PBGC" means the Pension Benefit Guaranty Corporation.

    "Person" means an individual, a limited liability company, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

    "Prohibited Transaction" has the meaning set forth in ERISA §406 and Code §4975.

    "Purchase Price" has the meaning set forth in Section 2(c) below.

    "SANavigator" has the meaning set forth in the preface above.

    "Reportable Event" has the meaning set forth in ERISA §4043.

    "SANavigator Software" has the meaning set forth in Exhibit G.

    "Securities Act" means the Securities Act of 1933, as amended.

    "Securities Exchange Act" means the Securities Exchange Act of 1934, as amended.

    "Security Interest" means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic's, materialmen's, and similar liens, (b) liens for Taxes not yet due and payable, (c) purchase money liens and liens securing rental payments under capital or equipment lease arrangements, and (d) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

    "Subsidiary" means any corporation with respect to which a specified Person (or a Subsidiary thereof) owns a majority of the common stock or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors.

    "Survey" has the meaning set forth in Section 5(i) below.

    "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

    "Third Party Claim" has the meaning set forth in Section 7(d) below.

    "Western Digital" has the meaning set forth in the preface above.

    2.  Basic Transaction.

    (a)  Purchase and Sale of Assets.   On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from SANavigator, and SANavigator agrees to sell, transfer, convey and deliver to the Buyer or to a wholly-owned subsidiary of the Buyer, as the Buyer shall direct, all of the Acquired Assets at the Closing for the consideration specified below in this Section 2.

    (b)  Assumption of Liabilities.   On and subject to the terms and conditions of this Agreement, the Buyer agrees to assume, or the Buyer shall cause a wholly-owned subsidiary of the Buyer to assume, and become responsible for all of the Assumed Liabilities at the Closing. The Buyer will not assume or have any responsibility, however, with respect to any other obligation or Liability of SANavigator not included within the definition of Assumed Liabilities.

    (c)  Purchase Price.   The Buyer agrees to pay to SANavigator at the Closing $29,750,000 (the "Purchase Price") by delivery of cash in the amount of $26,775,000 payable by wire transfer or delivery of other immediately available funds and by delivery of $2,975,000 to the Escrow Agent.

    (d)  The Closing.   The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Faegre & Benson LLP in Denver, Colorado, commencing at 9:00 a.m. local time on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself) or such other date as the Parties may mutually determine (the "Closing Date").

    (e)  Deliveries at the Closing.   At the Closing, (i) SANavigator will deliver to the Buyer the various certificates, instruments, and documents referred to in Section 6(a) below; (ii) the Buyer will deliver to SANavigator the various certificates, instruments, and documents referred to in Section 6(b) below; (iii) SANavigator will execute, acknowledge (if appropriate), and deliver to the Buyer (A) assignments and assumptions (including real property and Intellectual Property transfer documents) in the forms attached hereto as Exhibits A-1 through A-4 and (B) such other instruments of sale, transfer, conveyance, and assignment as the Buyer and its counsel may reasonably request; (iv) the Buyer will execute, acknowledge (if appropriate), and deliver to SANavigator (A) assignments and assumptions in the forms attached hereto as Exhibit A-1 through A-4 and (B) such other instruments of assumption as SANavigator and its counsel reasonably may request; and (v) the Buyer will deliver to SANavigator the consideration specified in Section 2(c) above. The SANavigator Software shall be delivered electronically in California in object code form and the source code and documentation related to the SANavigator Software shall also be delivered in electronic form in California; provided, however that such delivery shall be made in a protected manner and not by electronic mail. To the extent the Acquired Assets are transferred by electronic means, no such Acquired Assets shall be transferred to the Buyer in any physical embodiment, and to the extent the Acquired Assets include computers or other media upon which such Acquired Assets are located, such computers or other media shall be purged of all such Acquired Assets following such electronic transfer and prior to the sale and transfer of such computers or other media to the Buyer.

    (f)  Allocation.   The Parties shall, prior to Closing, agree upon the allocation of the Purchase Price (and all other capitalizable costs) among the Acquired Assets and non-competition agreements to be entered into with certain of SANavigator's employees for tax purposes. The allocation shall be conclusive and binding upon the parties for tax purposes and tax returns, including IRS Form 8594 shall be prepared in a manner consistent with such allocation unless otherwise required by the IRS or any other applicable taxing authority.

    3A.  Representations and Warranties of SANavigator.   SANavigator represents and warrants to the Buyer, except as set forth in the disclosure schedule accompanying this Agreement and initialed by the Parties (the "Disclosure Schedule") that:

    (a)  Organization of SANavigator.   SANavigator is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b)  Authorization of Transaction.   SANavigator has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been authorized by all necessary corporate action of SANavigator, has been duly executed and delivered by SANavigator and constitutes the valid and legally binding obligation of SANavigator, enforceable in accordance with its terms and conditions except as such enforceability may be limited by laws or general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    (c)  Noncontravention.   Except as set forth in Section 3(c) of the Disclosure Schedule, neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which SANavigator is subject or any provision of the charter or bylaws of SANavigator or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which SANavigator is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). SANavigator does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d)  Brokers' Fees.   SANavigator has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Buyer could become liable or obligated.

    (e)  Title to Assets.   The Acquired Assets constitute all of the assets used in SANavigator's business as presently conducted or as presently proposed to be conducted. SANavigator has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, located on their premises, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Security Interests or adverse interests. Without limiting the generality of the foregoing, SANavigator has good and marketable title to all of the Acquired Assets, free and clear of any Security Interest or restriction on transfer.

    (f)  Subsidiaries.   SANavigator has no Subsidiaries.

    (g)  Financial Statements.   Attached hereto as Exhibit C are the unaudited balance sheet and statement of operations (the "Most Recent Financial Statements") as of and for the seven months ended July 27, 2001 and the month ended July 27, 2001 (the "Most Recent Fiscal Month End") for SANavigator. The Most Recent Financial Statements (including the notes thereto) have been prepared on the basis set forth in notes thereto which have been applied on a consistent basis throughout the periods covered thereby, present fairly the financial condition of SANavigator as of such dates and the results of operations of SANavigator for such periods, are correct and complete in all material respects, and are consistent with the books and records of SANavigator (which books and records are correct and complete).

    (h)  Events Subsequent to Most Recent Fiscal Month End.   Since the Most Recent Fiscal Month End, there has not been any material adverse change in the business, financial condition, operations, or results of operations of SANavigator. Except as specifically listed in Section 3(h) of the Disclosure Schedule, without limiting the generality of the foregoing, between July 28, 2001 and the date of this Agreement:

      (i)  SANavigator has not sold, leased, transferred, or assigned any of its assets, tangible or intangible, except for sales and licenses to end-user customers;

      (ii) SANavigator has not entered into any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses), except with respect to the purchase of supplies and raw materials with a cost of not in excess of $5,000 in the aggregate;

      (iii) no party (including SANavigator) has accelerated, terminated, modified, or cancelled any agreement, contract, lease, or license (or series of related agreements, contracts, leases, and licenses);

      (iv) SANavigator has not imposed any Security Interest upon any of its assets, tangible or intangible;

      (v) SANavigator has not made any capital expenditure (or series of related capital expenditures) in excess of $10,000 individually or $20,000 in the aggregate;

      (vi) SANavigator has not made any capital investment in, any loan to, or any acquisition of the securities or assets of, any other Person (or series of related capital investments, loans, and acquisitions);

      (vii) SANavigator has not issued any note, bond, or other debt security or created, incurred, assumed, or guaranteed any indebtedness for borrowed money or capitalized lease obligation except intercompany indebtedness to Affiliates;

      (viii) SANavigator has not delayed or postponed the payment of accounts payable and other Liabilities;

      (ix) SANavigator has not knowingly cancelled, compromised, waived, or released any material right or claim;

      (x) SANavigator has not granted any license or sublicense of any rights under or with respect to any Intellectual Property except for standard end-user licenses granted to customers;

      (xi) there has been no change made or authorized in the charter or bylaws of SANavigator;

      (xii) SANavigator has not experienced any material damage, destruction, or loss (whether or not covered by insurance) to its property;

      (xiii) SANavigator has not made any loan to, or entered into any other transaction with, any of its directors, officers, and employees;

      (xiv) SANavigator has not adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance, or other plan, contract, or commitment for the benefit of any of its directors, officers, and employees (or taken any such action with respect to any other Employee Benefit Plan);

      (xv) there has not been any other occurrence, event, incident, action, failure to act, or transaction outside the Ordinary Course of Business involving SANavigator which could reasonably be expected to have a material adverse effect on SANavigator's business, financial condition, operations or results of operations; and

      (xvi) SANavigator has not committed to any of the foregoing.

    (i)  Undisclosed Liabilities.   SANavigator has no Liabilities (and to SANavigator's Knowledge there is no Basis for any Liability), except for (i) Liabilities set forth on the face of the Most Recent Balance Sheet, and (ii) Liabilities which have arisen after the Most Recent Fiscal Month End (none of which results from, arises out of, relates to, or was caused by any breach of contract, breach of warranty, tort, infringement, or violation of law), and (iii) Liabilities arising under agreements listed on Section 3(p) of the Disclosure Schedule.

    (j)  Legal Compliance.   SANavigator and its predecessors have complied in all material respects with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of federal, state, local, and foreign governments (and all agencies thereof), and to its knowledge no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice relating to the Acquired Assets has been filed or commenced against any of them alleging any failure so to comply.

    (k)  Tax Matters.   There are no Taxes of SANavigator for which Buyer will become liable as a result of the transactions contemplated by this Agreement.

    (l)  Real Property.

      (i)  SANavigator owns no real property.

      (ii) Section 3(l)(ii) of the Disclosure Schedule lists and describes briefly all real property leased or subleased to SANavigator. SANavigator has delivered to the Buyer correct and complete copies of the leases and subleases listed in Section 3(l)(ii) of the Disclosure Schedule (as amended to date). With respect to each lease and sublease listed in Section 3(l)(ii) of the Disclosure Schedule:

        (A) the lease or sublease is legal, valid, binding, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and in full force and effect;

        (B) subject to the terms of any required consent, the lease or sublease will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

        (C) SANavigator is not, and to its Knowledge, no other party to the lease or sublease is in material breach or default, and no event has occurred which, with notice or lapse of time, would constitute a breach or default or permit termination, modification, or acceleration thereunder;

        (D) SANavigator has not, and to its Knowledge, no other party to the lease or sublease has repudiated any provision thereof;

        (E) there are no disputes, oral agreements, or forbearance programs in effect as to the lease or sublease;

        (F) SANavigator has not assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or subleasehold;

        (G) to SANavigator's Knowledge all facilities leased or subleased thereunder have received all approvals of governmental authorities (including licenses and permits) required in connection with the operation thereof and have been operated and maintained in accordance with applicable laws, rules, and regulations except where failure to obtain such approvals or operate and maintain in accordance with such laws, rules and regulations would not have a material adverse effect on SANavigator or the Acquired Assets; and

        (H) to SANavigator's Knowledge all facilities leased or subleased thereunder are supplied with utilities and other services necessary for the operation of said facilities.

    (m)  Intellectual Property.

      (i)  SANavigator owns or has the valid right to use pursuant to license, sublicense, or agreement all Intellectual Property necessary for the operation of the business of SANavigator as presently conducted; provided, however, that no representation is made with respect to patents except as set forth in Section 3A(m)(iii). Neither Connex nor Western Digital have any right, title, or interest in or to any such Intellectual Property. Subject to the terms of any required consents, each item of Intellectual Property owned or used by SANavigator immediately prior to the Closing hereunder will be owned or available for use by the Buyer on identical terms and conditions immediately subsequent to the Closing hereunder.

      (ii) SANavigator has taken commercially reasonable action to maintain and protect each item of Intellectual Property that it owns or uses. None of SANavigator's licenses, contracts, agreements, or arrangements vest or create in any other Person any rights (including, without limitation, rights to make, use, market, import, copy, distribute, transmit, perform, modify, create derivative works, or otherwise exploit or any residual rights) in or to such Intellectual Property, (including, without limitation, the SANavigator Software), other than:

        (A) with respect to end-users of the SANavigator Software, the non-exclusive right to use, solely for the end-users' internal business purposes, and make back-up copies of the SANavigator Software, in object code form (such as permitted in SANavigator's standard end-user use licenses);

        (B) with respect to distributors or resellers, the non-exclusive right to: (1) distribute and market the SANavigator Software, in object code form, and (2) use the SANavigator Software, in object code form, solely for marketing and demonstration purposes and for the training of end-users;

        (C) with respect to original equipment manufactures ("OEMs"), the non-exclusive right to: (1) distribute and market the SANavigator Software, in object code form, only as an embedded part of or bundled with approved OEM products, (2) pursuant to an approved written agreement, grant a nonexclusive sublicense to end-users to use (solely for the end-users' internal business purposes) the SANavigator Software in object code form, only as an embedded part of or as bundled with the approved OEM products (3) copy the SANavigator Software, in object code form, solely in connection with the granting of a nonexclusive sublicense as permitted in Section 3A(m)(ii)(C)(2), (4) use the SANavigator

    Software, in object code form, solely for marketing and demonstration purposes and for the training of end-users, (5) make back-up copies of the SANavigator Software; and

        (D) with respect to system integrators, the non-exclusive right to: (1) pursuant to an approved written agreement, grant a nonexclusive sublicense to end-users to use, solely for the end-users' internal business purposes, the SANavigator Software, in object code form, (2) use the SANavigator Software, in object code form, to provide support to licensed (pursuant to Section 3A(m)(ii)(D)(1)) end-users, and for marketing and demonstration purposes and for the training of end-users, (3) to enable programs written by the system integrator to be used with and interface to the SANavigator Software; provided such programs do not incorporate any Intellectual Property embodied in the SANavigator Software, (4) copy the SANavigator Software, in object code form, solely in connection with the granting of a nonexclusive sublicense as permitted in Section 3A(m)(ii)(D)(1), (5) make back-up copies of the SANavigator Software;

      (iii) SANavigator has not interfered with (pursuant to 15 U.S.C. §1066 or 35 U.S.C. §135), infringed upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any patents, trademarks or copyrights owned by any third parties. SANavigator has not misappropriated any other Intellectual Property rights of third parties. SANavigator, including its directors and officers (and employees with responsibility for Intellectual Property matters), has not received in writing, and to SANavigator's Knowledge, it has not received in writing or otherwise, any charge, complaint, claim, demand, or notice alleging any such interference, infringement or misappropriation (including any claim that SANavigator must license or refrain from using any Intellectual Property rights of any third party).

      (iv) To the Knowledge of SANavigator, no third party has interfered with (pursuant to 15 U.S.C. §1066 or 35 U.S.C. §135), infringed upon (either directly or indirectly such as through contributory infringement or inducement to infringe), or misappropriated any Intellectual Property rights of SANavigator.

      (v) Section 3(m)(v) of the Disclosure Schedule identifies each patent, copyright or trademark registration which has been issued to SANavigator with respect to any of its Intellectual Property, identifies each pending patent, copyright and trademark application for registration which SANavigator has made with respect to any of its Intellectual Property, identifies each invention disclosure docketed by legal counsel for SANavigator, identifies each domain name used by SANavigator or related to the Acquired Assets, and identifies each license or agreement which SANavigator has granted to or entered into with any third party with respect to any of its Intellectual Property (other than end-user licenses granted to SANavigator's customers pursuant to its standard end-user license agreement). SANavigator has delivered to the Buyer correct and complete copies of all such patent, copyright and trademark registrations, applications, licenses and agreements (as amended to date) and correct and complete copies of all other written documentation evidencing ownership and prosecution (if applicable) of each such item. Section 3(m)(v) of the Disclosure Schedule also identifies each trade name or unregistered trademark used by SANavigator in connection with any of its businesses. With respect to each item of Intellectual Property required to be identified in Section 3(m)(v) of the Disclosure Schedule and except as set forth in Section 3(m) of the Disclosure Schedule:

        (A) SANavigator possesses all right, title, and interest in and to the item, free and clear of any Security Interest, license, encumbrance or other restriction (including, without limitation, any interest of any former or present employees of, or contractors or consultants to, SANavigator);

        (B) the item is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

        (C) no action, suit, proceeding, hearing, investigation, charge, complaint, claim, opposition, interference, or demand is pending or, to the Knowledge of SANavigator, is threatened which challenges the legality, validity, enforceability, use, or ownership of the item;

        (D) Except for the provisions of the Contracts listed on Schedule 3(p) of the Disclosure Schedule and indemnities contained in SANavigator's standard end user licenses, SANavigator has not agreed to indemnify any Person for or against infringement or misappropriation with respect to the item; and

        (E) to the extent such item of Intellectual Property is a license, sublicense, or agreement, SANavigator is not, and to the Knowledge of SANavigator, no other party is in breach or default thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder (including as a result of the transactions contemplated by this Agreement).

      (vi) Except as set forth in Section 3(m)(vi) of the Disclosure Schedule, SANavigator does not license any software from any third-party that is necessary or otherwise incorporated into or used in past, current, or pending releases of SANavigator Software. Section 3(m)(vi) of the Disclosure Schedule identifies each item of Intellectual Property that any third party owns and that SANavigator possesses pursuant to license, sublicense, or agreement. SANavigator has delivered to the Buyer correct and complete copies of all such licenses, sublicenses, and agreements (as amended to date). With respect to each item of Intellectual Property required to be identified in Section 3(m)(vi) of the Disclosure Schedule and except as set forth in Section 3(m)(vi) of the Disclosure Schedule;

        (A) the license, sublicense, or agreement covering the item is legal, valid, binding, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by laws relating to bankruptcy, insolvency and relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and is in full force and effect;

        (B) subject to the terms of any required consent, the license, sublicense, or agreement will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above);

        (C) SANavigator is not, and to its Knowledge no other party to the license, sublicense, or agreement is in material breach or default, and to SANavigator's Knowledge, no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

        (D) SANavigator has not, and to its Knowledge, no other party to the license, sublicense, or agreement has repudiated any provision thereof;

        (E) with respect to each sublicense, to the actual knowledge of the individuals listed on Schedule 1 (without a duty to investigate), the representations and warranties set forth in subsections (A) through (D) above are true and correct with respect to the underlying license;

        (F) to the actual knowledge of the individuals listed on Schedule 1 (without a duty to investigate), the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge;

        (G) to the actual knowledge of the individuals listed on Schedule 1 (without a duty to investigate), no action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand is pending or is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; and

        (H) Except as explicitly identified in Section 3(m)(vi) of the Disclosure Schedule, SANavigator has not granted any sublicense or similar right with respect to the license, sublicense, or agreement, excluding the right to use and make back-up copies as permitted by SANavigator's standard end-user licenses.

      (vii) SANavigator has secured valid written assignments (of all applicable Intellectual Property rights) from all former or present employees of, or contractors or consultants to SANavigator who contributed to the creation or development of the SANavigator Software.

      (viii) No trade secret of SANavigator has been published or disclosed by SANavigator or, to the Knowledge of SANavigator, by any other Person to any Person except as permitted by a written agreement requiring such Person receiving such trade secrets to keep such trade secrets confidential. To the Knowledge of SANavigator, no Person receiving such trade secrets pursuant to a written agreement is in breach or default thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

      (ix) No licenses or rights have been granted to any Person to distribute the source code of, to use source code to modify or create derivative works of, or to otherwise exploit the source code of any product currently marketed by, commercially available from or under development by SANavigator.

    (n)  Tangible Assets.   SANavigator owns or leases all office equipment, and other tangible assets necessary for the conduct of its businesses as presently conducted. Each such tangible asset is in good operating condition and repair (subject to normal wear and tear), and is suitable for the purposes for which it presently is used.

    (o)  Inventory.   SANavigator has no inventory.

    (p)  Contracts.   Section 3(p) of the Disclosure Schedule lists the following contracts and other agreements to which SANavigator is a party:

      (i)  any agreement (or group of related agreements) for the lease of personal property to or from any Person;

      (ii) any agreement (or group of related agreements) for the purchase or sale of raw materials, commodities, supplies, products, or other personal property or Intellectual Property, or for the furnishing or receipt of services in excess of $10,000;

      (iii) any agreement concerning a partnership or joint venture;

      (iv) any agreement (or group of related agreements) under which it has imposed a Security Interest on any of its assets, tangible or intangible;

      (v) any agreement concerning confidentiality or noncompetition;

      (vi) any agreement between SANavigator and Connex or Western Digital and their Affiliates (other than SANavigator);

      (vii) any profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance, or other plan or arrangement for the benefit of its current or former directors, officers, and employees;

      (viii) any agreement for the employment of any individual on a full-time, part-time, consulting, or other basis or providing severance benefits;

      (ix) any agreement under which it has advanced or loaned any amount to any of its directors, officers, and employees; or

      (x) any agreement under which the consequences of a default or termination could have a material adverse effect on the business, financial condition, operations, or results of operations of SANavigator.

SANavigator has delivered to the Buyer a correct and complete copy of each written agreement listed in Section 3(p) of the Disclosure Schedule (as amended to date) and a written summary setting forth the terms and conditions of each oral agreement referred to in Section 3(p) of the Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable in accordance with its terms and conditions except as such enforceability may be limited by laws or general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and in full force and effect; (B) subject to the terms of any required consents, the agreement will continue to be legal, valid, binding, enforceable in accordance with its terms and conditions except as such enforceability may be limited by laws or general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies, and in full force and effect on identical terms immediately following the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above); (C) SANavigator is not, and to its Knowledge, no other party is in material breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; and (D) SANavigator has not, and to its Knowledge, no other party has repudiated any provision of the agreement.

    (q)  Notes and Accounts Receivable.   All notes and accounts receivable of SANavigator are reflected properly on its books and records, are valid receivables subject to no setoffs or counterclaims, and are current and collectible, subject only to the reserve for bad debts set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SANavigator.

    (r)  Powers of Attorney.   There are no outstanding powers of attorney executed on behalf of SANavigator.

    (s)  Insurance.   Section 3(s) of the Disclosure Schedule sets forth a list of each insurance policy (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which SANavigator is been a party, a named insured, or otherwise the beneficiary of coverage.

    (t)  Litigation.   Section 3(t) of the Disclosure Schedule sets forth each instance in which SANavigator (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or to its Knowledge is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator. None of the actions, suits, proceedings, hearings, and investigations set forth in Section 3(t) of the Disclosure Schedule could reasonably be expected to result in any adverse change in the business, financial condition, operations, or results of operations of SANavigator.

    (u)  Warranty.   Each product manufactured, sold, leased, or delivered by SANavigator has been in conformity with all applicable contractual commitments and all express and implied warranties, and SANavigator has no Liability for replacement or repair thereof or other damages in connection therewith, subject only to the reserve for product warranty claims set forth on the face of the Most Recent Balance Sheet as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of SANavigator. No product manufactured, sold, leased, or delivered by SANavigator is subject to any guaranty, warranty, or other indemnity beyond the applicable standard terms and conditions of sale or lease. Section 3(u) of the Disclosure Schedule includes copies of the standard terms and conditions of sale or lease for SANavigator (containing applicable guaranty, warranty, and indemnity provisions).

    (v)  Product Liability.   SANavigator has no Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product manufactured, sold, leased, or delivered by SANavigator.

    (w)  Employees.   To SANavigator's Knowledge, no executive, key employee, or group of employees has any plans to terminate employment with SANavigator or to refuse employment with the Buyer, if offered. SANavigator is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. SANavigator has not committed any unfair labor practice. SANavigator has no Knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of SANavigator. Section 3(w) of the Disclosure Schedule lists all current employees and contractors of SANavigator by title, salary (or fee), and all other compensation arrangements. Except as noted in Section 3(w) of the Disclosure Schedule, to the Knowledge of SANavigator each such employee is a United States citizen or has a valid work visa that does not expire for at least three years.

    (x)  Employee Benefits.   To the Knowledge of SANavigator, Section 3(x) of the Disclosure Schedule lists each Employee Benefit Plan that SANavigator maintains, to which SANavigator contributes or has any obligation to contribute, or with respect to which SANavigator has any material Liability or potential Liability. SANavigator has delivered to the Buyer a correct and complete list of the plan documents and summary plan descriptions. SANavigator does not maintain, contribute to or have an obligation to contribute to, any Employee Welfare Benefit Plan providing medical, health, or life insurance or other welfare-type benefits for retired or terminated employees, their spouses, or their dependents (other than in accordance with COBRA).

    (y)  Guaranties.   SANavigator is not a guarantor or, to its Knowledge, otherwise is liable for any Liability or obligation (including indebtedness) of any other Person.

    (z)  Environmental, Health, and Safety Matters.

      (i)  Each of SANavigator and its predecessors has complied and is in compliance in all material respects with all Environmental, Health, and Safety Requirements.

      (ii) Without limiting the generality of the foregoing, each of SANavigator and its Affiliates has obtained and complied with, and is in compliance in all material respects with, all permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business; a list of all such permits, licenses and other authorizations is set forth on the attached "Environmental and Safety Permits Schedule."

      (iii) Neither SANavigator nor its predecessors has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to SANavigator's facilities arising under Environmental, Health, and Safety Requirements.

    (aa)  Certain Business Relationships With SANavigator.   Section 3(aa) of the Disclosure Schedule sets forth a complete list of the services provided to SANavigator by either Connex, Western Digital or their Affiliates. None of Connex, Western Digital or their Affiliates own any asset, tangible or intangible, which are necessary for the operation of the business of SANavigator as presently conducted.

    (bb)  SANavigator Customers.   Section 3(bb) of the Disclosure Schedule lists all of SANavigator's customers that have licensed the SANavigator Software.

    3B.  Representation and Warranties of Western Digital.   Western Digital represents and warrants to the Buyer that:

    (a)  Organization of Western Digital.   Western Digital is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b)  Authorization of Transaction.   Western Digital has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been authorized by all necessary corporate action of Western Digital, has been duly executed and delivered by Western Digital and constitutes the valid and legally binding obligation of Western Digital, enforceable in accordance with its terms and conditions except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    (c)  Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Western Digital is subject which would have a material adverse effect on Western Digital or any provision of the charter or bylaws of Western Digital or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Western Digital is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Western Digital does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d)  Broker's Fees.   Western Digital has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

    (e)  Intellectual Property.

      (i)  With respect to the Intellectual Property included in the Acquired Assets, Western Digital, its directors and officers (and employees with responsibility for Intellectual Property matters), has not received in writing, and to Western Digital's Knowledge, it has not received in writing or otherwise, any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any Intellectual Property rights of any third party (including any claim that SANavigator must license or refrain from using any Intellectual Property rights of any third party).

      (ii) To the Knowledge of Western Digital, no third party has interfered with (pursuant to 15 U.S.C. §1066 or 35 U.S.C. §135) or infringed upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any patents, trademarks or copyrights included in the Acquired Assets, or misappropriated any other Intellectual Property rights included in the Acquired Assets.

      (iii) To the Knowledge of Western Digital, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, opposition, interference, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of an item identified, in Section 3(m)(v) or Section 3(m)(vi) of the Disclosure Schedule

      (iv) To the Knowledge of Western Digital: no trade secret of SANavigator has been published or disclosed by SANavigator or by any other Person to any Person except as permitted by a written agreement requiring such Person receiving such trade secrets to keep such trade secrets confidential; and no Person receiving such trade secrets pursuant to a written agreement is in breach or default thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

    (f)  Employees.   To the Knowledge of Western Digital, no executive, key employee or group of employees has any plans to terminate employment with SANavigator or to refuse employment with the Buyer, if offered.

    3C.  Representation and Warranties of Connex.   Connex represents and warrants to the Buyer that:

    (a)  Organization of Connex.   Connex is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b)  Authorization of Transaction.   Connex has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been authorized by all necessary corporate action of Connex, has been duly executed and delivered by Connex and constitutes the valid and legally binding obligation of Connex, enforceable in accordance with its terms and conditions except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    (c)  Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any material constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Connex is subject which would have a material adverse effect on Connex or any provision of the charter or bylaws of Connex or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which Connex is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Security Interest upon any of its assets). Connex does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d)  Broker's Fees.   Connex has no Liability or obligation to pay any fees or commissions to any broker, finder or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

    (e)  Intellectual Property.

      (i)  With respect to the Intellectual Property included in the Acquired Assets, Connex, its directors and officers (and employees with responsibility for Intellectual Property matters), has not received in writing, and to Connex's Knowledge, it has not received in writing or otherwise, any charge, complaint, claim, demand, or notice alleging any interference, infringement, misappropriation, or violation of any Intellectual Property rights of any third party (including any claim that SANavigator must license or refrain from using any Intellectual Property rights of any third party).

      (ii) To the Knowledge of Connex, no third party has interfered with (pursuant to 15 U.S.C. §1066 or 35 U.S.C. §135) or infringed upon (either directly or indirectly such as through contributory infringement or inducement to infringe) any patents, trademarks or copyrights included in the Acquired Assets, or misappropriated any other Intellectual Property rights included in the Acquired Assets.

      (iii) To the Knowledge of Connex, no action, suit, proceeding, hearing, investigation, charge, complaint, claim, opposition, interference, or demand is pending or threatened which challenges the legality, validity, enforceability, use, or ownership of an item identified, in Section 3(m)(v) or Section 3(m)(vi) of the Disclosure Schedule

      (iv) To the Knowledge of Connex: no trade secret of SANavigator has been published or disclosed by SANavigator or by any other Person to any Person except as permitted by a written agreement requiring such Person receiving such trade secrets to keep such trade secrets confidential; and no Person receiving such trade secrets pursuant to a written agreement is in breach or default thereof and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder.

    (f)  Employees.   To the knowledge of Connex, no executive, key employee, or group of employees has any plans to terminate employment with SANavigator or to refuse employment with the Buyer, if offered.

    4.  Representations and Warranties of the Buyer.   The Buyer represents and warrants to SANavigator except as set forth in the Disclosure Schedule:

    (a)  Organization of the Buyer.   The Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation.

    (b)  Authorization of Transaction.   The Buyer has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement has been authorized by all necessary corporate action of Buyer, has been duly executed and delivered by Buyer and constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, except as such enforceability may be limited by laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

    (c)  Noncontravention.   Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby (including the assignments and assumptions referred to in Section 2 above), will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Buyer is subject or any provision of its charter or bylaws or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any material agreement, contract, lease, license, instrument, or other arrangement to which the Buyer is a party or by which it is bound or to which any of its assets is subject. Except for notice to EMC Corporation, the former parent corporation of the Buyer, the Buyer does not need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement (including the assignments and assumptions referred to in Section 2 above).

    (d)  Brokers' Fees.   The Buyer has no Liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which SANavigator or Western Digital could become liable or obligated.

    5.  Pre-Closing Covenants.   The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing.

    (a)  General.   Each of the Parties shall use its best efforts to take all action and to do all things reasonably necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Section 6 below).

    (b)  Notices and Consents.   SANavigator, Connex, and Western Digital shall give (and will cause each of its Subsidiaries to give) any notices to third parties, and SANavigator, Connex and Western Digital will each use commercially reasonable efforts to obtain (and will cause each of its Subsidiaries to use commercially reasonable efforts to obtain) any third party consents, in connection with the matters referred to in Section 3A(c) above. The Sellers shall not enter into any consent agreement that (i) alters the terms of the related agreement or (ii) will cause SANavigator to have any obligations other than those set forth in the related agreement, without the written consent of the Buyer, which consent shall not be unreasonably withheld. Each of the Parties will give any notices to, make any filings with, and use commercially reasonable efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Section 3A(c) and Section 4(c) above.

    (c)  Operation of Business.   SANavigator shall not engage in any practice, take any action, or enter into any transaction outside the Ordinary Course of Business except as necessary to consummate the transactions contemplated hereby. Without limiting the generality of the foregoing, SANavigator will not (i) declare, set aside, or pay any dividend or make any distribution with respect to its capital stock or redeem, purchase, or otherwise acquire any of its capital stock, (ii) pay any amount to any third party with respect to any Liability or obligation (including any costs and expenses SANavigator has incurred or may incur in connection with this Agreement and the transactions contemplated hereby) which would not constitute an Assumed Liability if in existence as of the Closing, (iii) otherwise engage in any practice, take any action, or enter into any transaction of the sort described in Section 3A(h) above, or (iv) otherwise enter into any transaction (or maintain its business in any manner) that could be reasonably expected to materially adversely affect its business, financial condition, operations or results of operations.

    (d)  Preservation of Business.   SANavigator shall use commercially reasonable efforts to keep its business and properties substantially intact, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and employees.

    (e)  Full Access.   SANavigator shall permit representatives of the Buyer to have full access at all reasonable times, and in a manner so as not to interfere with the normal business operations of SANavigator, to all premises, properties, personnel, books, records (including Tax records), contracts, and documents of or pertaining to SANavigator. SANavigator will cooperate with the Buyer in arranging meetings with SANavigator's employees.

    (f)  Notice of Developments.   Each Party shall give prompt written notice to the other Party of any material adverse development constituting a breach of any of its own representations and warranties in Section 3 and Section 4 above. No disclosure by any Party pursuant to this Section 5(f), however shall be deemed to amend or supplement the Disclosure Schedule.

    (g)  Exclusivity.   SANavigator shall not (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of SANavigator (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. SANavigator, Connex, and Western Digital will notify the Buyer immediately if any Person makes any proposal, offer, inquiry, or contact with respect to any of the foregoing.

    (i)  Employees.   The employees of SANavigator so determined by the Buyer in its sole discretion shall be offered at-will employment by Buyer, to be effective as of the Closing Date. Such offers of employment will provide for compensation and other benefits from the Buyer as may be determined by the Buyer in its sole discretion; provided, however, that such compensation and other benefits will be substantially as favorable as such employees' current compensation and benefit packages from SANavigator and the salary and options granted to such employees shall be no less than those set forth in the side letter of even date herewith. To the extent permitted by law and existing agreements with third party benefit providers, Buyer shall grant all Continuing Employees credit for all services provided to SANavigator prior to the Closing Date (to the same extent as service with Buyer is taken into account with similarly situated employees of Buyer) for (i) eligibility and vesting purposes under Buyer's benefit plans and (ii) purposes of vacation accrual after the Closing Date. Buyer shall provide SANavigator with a copy of each offer letter to an employee of SANavigator at least two business days prior to any such offer being made to an employee. The Buyer agrees not terminate more than three (3) Continuing Employees for a period sixty (60) days from the Closing Date. The foregoing sentence shall not be deemed to limit the Buyer's right to terminate any Continuing Employees for cause. The Buyer shall promptly notify SANavigator if it becomes aware of facts that lead the Buyer to believe that the conditions contained in Section 6(a)(vi) of the Agreement will not be satisfied.

    (j)  Source Code.   No later than five days prior to Closing, SANavigator shall deliver three copies (each in electronic form) of the source code to the SANavigator Software and the related documentation to Gibson, Dunn & Crutcher LLP to be held in escrow until the earlier of (i) the Closing, at which time they shall be delivered to the Buyer in California, and (ii) termination of this Agreement pursuant to Article 8 of this Agreement, at which time they shall be returned to SANavigator.

    (k)  Patent Filings.   SANavigator shall use commercially reasonable efforts to: (i) prosecute all pending patent applications; and (ii) file utility patent applications for the invention disclosures identified in Schedule 3(m)(v) of the Disclosure Schedule prior to the dates specified therein. In no event will SANavigator submit any paper to, or take any action before, the United States Patent or Trademark Office without first receiving Buyer's written approval, which approval will not be unreasonably withheld.

    (l)  Integration.   Buyer acknowledges that the software integration plan referred to in the Letter of Intent dated July 11, 2001, as amended, has been satisfactorily completed. In the event that the asset purchase contemplated by this Agreement is not completed for any reason, Buyer shall pay SANavigator an amount of $50,000 in consideration of the development and implementation of such integration plan. This covenant shall survive the termination of this Agreement.

    6.  Conditions to Obligation to Close.

    (a)  Conditions to Obligation of the Buyer.   The obligation of the Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (i)  the representations and warranties set forth in Section 3 above shall be true and correct in all material respects (except for representations and warranties that have a materiality standard, which shall be true and correct in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date);

      (ii) SANavigator, Connex, and Western Digital shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

      (iii) SANavigator shall have procured all of the third party consents specified in Section 3(c) of the Disclosure Schedule that are marked "Consent Required" and at least 50% of the third party consents specified in Section 3(c) of the Disclosure Schedule that are marked "50-50;"

      (iv) no action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, or (C) affect adversely the right of the Buyer to own the Acquired Assets or to operate the former businesses of SANavigator being acquired hereunder;

      (v) the Buyer, SANavigator, Connex and Western Digital shall have entered into the Escrow Agreement with the Escrow Agent;

      (vi) at least four of SANavigator's five key executive officers (including SANavigator's Chief Operating Officer, head of Software Engineering and head of Engineering Services) shall have accepted employment with Buyer effective as of the Closing Date;

      (vii) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits D-1 and D-2 attached hereto and the side letters of even date herewith and the same shall be in full force and effect;

      (viii) 50% of SANavigator's employees to whom the Buyer has offered employment shall have accepted such employment offers effective as of the Closing Date;

      (ix) the Buyer shall have received from counsel to SANavigator, Connex, and Western Digital an opinion in form and substance as set forth in Exhibit E attached hereto, addressed to the Buyer, and dated as of the Closing Date;

      (x) all actions to be taken by SANavigator in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to the Buyer;

      (xi) SANavigator shall have executed and delivered appropriate documents changing its corporate name to a name that does not contain "SANavigator;" and

      (xii) SANavigator shall have delivered to the Buyer a certificate to the effect that each of the conditions specified above in Section 6(a)(i)-(xi) is satisfied by SANavigator in all respects.

The Buyer may waive any condition specified in this Section 6(a) if it executes a writing so stating at or prior to the Closing.

    (b)  Conditions to Obligation of SANavigator, Connex and Western Digital.   The obligation of SANavigator, Connex and Western Digital to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

      (i)  the representations and warranties set forth in Section 4 above shall be true and correct in all material respects (except for representations and warranties that have a materiality standard, which shall be true and correct in all respects) at and as of the Closing Date (except to the extent that such representations and warranties speak as of an earlier date);

      (ii) the Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing;

      (iii) no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

      (iv) the relevant parties shall have entered into side agreements in form and substance as set forth in Exhibits D-1 and D-2 attached hereto and the side letters of even date herewith and the same shall be in full force and effect;

      (v) SANavigator shall have received from counsel to the Buyer an opinion in form and substance as set forth in Exhibit F attached hereto, addressed to SANavigator, and dated as of the Closing Date;

      (vi) all actions to be taken by the Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to SANavigator; and

      (vii) Buyer shall have delivered to SANavigator and Western Digital a certificate to the effect that each of the conditions specified above in this Section 6(b)(i)-(vi) is satisfied by Buyer in all respects.

SANavigator, Connex and Western Digital may waive any condition specified in this Section 6(b) if they execute a writing so stating at or prior to the Closing.

    7.  Remedies for Breaches of this Agreement.

    (a)  Survival of Representations and Warranties.   All of the representations and warranties of the Buyer, SANavigator, Connex and Western Digital contained in this Agreement shall survive the Closing (even if the damaged Party knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 12 months thereafter; provided, however, that the representations and warranties contained in Sections 3A(m), 3B(e) and 3C(e) of this Agreement shall survive the Closing (even if the Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of 18 months thereafter.

    (b)  Indemnification Provisions for Benefit of the Buyer.

      (i)  In the event SANavigator breaches any of its representations, warranties, and covenants contained in this Agreement, provided that the Buyer makes a written claim for indemnification against any of SANavigator pursuant to Section 9(h) below within the applicable survival period pursuant to Section 7(a), then, subject to clause (v) below, SANavigator, Connex and Western Digital, jointly and severally, agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

      (ii) In the event Connex or Western Digital breaches any of its representations, warranties, and covenants contained in this Agreement, provided that the Buyer makes a written claim for indemnification against Connex or Western Digital pursuant to Section 9(h) below within the applicable survival period pursuant to Section 7(a), then, subject to clause (v) below, Connex and Western Digital, jointly and severally, agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer through and after the date of the claim for indemnification

  (including any Adverse Consequences the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

      (iii) SANavigator, Connex and Western Digital, jointly and severally, agree to indemnify the Buyer from and against any Adverse Consequences the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by any Liability of SANavigator which is not an Assumed Liability.

      (iv) SANavigator, Connex and Western Digital, jointly and severally, agree to indemnify Buyer for certain special indemnity matters agreed to by the parties in that certain side letter of even date herewith.

      (v) In the event the Buyer is entitled to receive indemnification pursuant to Section 7(b)(i), (ii) or (iv), the sole and exclusive remedy of Buyer (except as set forth in the next sentence and in subsection (e) below) shall be to recover the funds deposited with the Escrow Agent pursuant to the Escrow Agreement. At such time the funds deposited with the Escrow Agent are no longer available (whether because they have been forwarded to the Parties or because the Escrow Agreement has been terminated), then solely with respect to (A) breaches of the representations and warranties contained in Sections 3A(m), 3B(e), and 3C(e) and the covenants contained in Section 5(k), Buyer may seek to recover any amounts owed hereunder up to an additional $1,487,500 by any lawful means, and (B) with respect to the special indemnity matters in Section 7(b)(iv) Buyer may seek to recover any amounts owed for such indemnity pursuant to the side letter. The Buyer shall not be entitled to seek indemnification under Section 7(b)(i) or (ii) unless and until the Buyer has incurred at least $200,000 in the aggregate of Adverse Consequences (the "Basket Amount"), in which case the Buyer shall be entitled to seek indemnification solely for Adverse Consequences in excess of the Basket Amount.

    (c)  Indemnification Provisions for Benefit of SANavigator, Connex and Western Digital.

      (i)  In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and provided that SANavigator, Connex or Western Digital makes a written claim for indemnification against the Buyer pursuant to Section 9(h) below within the survival period in Section 7(a), then the Buyer agrees to indemnify SANavigator, Connex and Western Digital from and against any Adverse Consequences SANavigator, Connex or Western Digital may suffer through and after the date of the claim for indemnification (including any Adverse Consequences SANavigator may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, or caused by the breach (or the alleged breach).

      (ii) The Buyer agrees to indemnify each of SANavigator, Connex and Western Digital from and against any Adverse Consequences SANavigator may suffer resulting from, arising out of, relating to, or caused by any Assumed Liability.

    (d)  Matters Involving Third Parties.

      (i)  If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") which may give rise to a claim for indemnification against any other Party (the "Indemnifying Party") under this Section 7, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced.

      (ii) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice adverse to the continuing business interests of the Indemnified Party, and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

      (iii) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 7(d)(ii) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

      (iv) In the event any of the conditions in Section 7(d)(ii) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including attorneys' fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Section 7.

    (e)  Other Indemnification Provisions.   The foregoing indemnification provisions are the sole and exclusive remedy any Party may have with respect to the transactions contemplated by this Agreement; provided, however, that the foregoing clause shall not be deemed a waiver by any party of any remedy such party may have arising out of common law fraud with respect to this Agreement.

    8.  Termination.

    (a)  Termination of Agreement.   Certain of the Parties may terminate this Agreement as provided below:

      (i)  the Buyer and SANavigator may terminate this Agreement by mutual written consent at any time prior to the Closing;

      (ii) the Buyer may terminate this Agreement by giving written notice to SANavigator at any time prior to the Closing (A) in the event SANavigator has breached any representation, warranty, or covenant contained in this Agreement in any material respect, the Buyer has notified SANavigator of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach, (B) if the Closing shall not have occurred on or before September 21, 2001, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from the Buyer itself breaching any representation, warranty, or covenant contained in this Agreement), or (C) if the condition contained in Section 6(a)(vi) has not been satisfied at or before 5:00 p.m. Pacific Time on September 4, 2001; and

      (iii) SANavigator may terminate this Agreement by giving written notice to the Buyer at any time prior to the Closing (A) in the event the Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, SANavigator has notified the Buyer of the breach, and the breach has continued without cure for a period of 10 days after the notice of breach or (B) if the Closing shall not have occurred on or before September 21, 2001, by reason of the failure of any condition precedent under Section 6 hereof (unless the failure results primarily from SANavigator, Connex or Western Digital breaching any representation, warranty, or covenant contained in this Agreement).

    (b)  Effect of Termination.   If any Party terminates this Agreement pursuant to Section 8(a) above, all rights and obligations of the Parties hereunder shall terminate without any Liability of any Party to any other Party (except for any Liability of any Party then in breach).

    9.  Miscellaneous.

    (a)  Covenant Not to Compete.   For a period of two years from and after the Closing Date, neither SANavigator, Connex, Western Digital nor any of their Subsidiaries will engage directly or indirectly in any business that SANavigator conducts as of the Closing Date, which for purposes of this Agreement shall mean the storage area network management software business, in any geographic area in which SANavigator or the Buyer conducts that business as of the Closing Date; provided, however, that no owner of less than 1% of the outstanding stock of any publicly traded corporation shall be deemed to engage solely by reason thereof in any of its businesses; provided, further, that this provision shall not be construed to prohibit SANavigator, Connex or Western Digital from being acquired by an entity that engages in the storage area network management software business. For purposes of this paragraph the definition of storage area network shall mean a dedicated network of heterogeneous storage devices that connect to a server network through a standard interface connection. In any such acquisition by an entity that engages in the business of SANavigator as of the Closing Date, neither the acquiror nor the acquired company (SANavigator, Connex, or Western Digital, as the case may be) would be bound by the provisions hereof. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

    (b)  Press Releases and Public Announcements.   No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise and cooperate with the other Party prior to making the disclosure).

    (c)  No Third-Party Beneficiaries.   This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

    (d)  Entire Agreement.   This Agreement and the Confidentiality Agreement dated June 6, 2001 (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

    (e)  Succession and Assignment.   This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to a wholly-owned subsidiary and (ii) designate a wholly-owned subsidiary to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder) and SANavigator may assign its rights and obligations hereunder to Connex or Western Digital.

    (f)  Counterparts.   This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

    (g)  Headings.   The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

    (h)  Notices.   All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to Western Digital:	Copy to:
Western Digital Corporation 20511 Lake Forest Drive Lake Forest, CA 92630 Attn: Michael A. Cornelius, Esq.	Gibson Dunn & Crutcher LLP 1530 Page Mill Road Palo Alto, CA 94025 Attn: Larry Calof, Esq.
If to Connex:	Copy to:
Western Digital Corporation 20511 Lake Forest Drive Lake Forest, CA 92630 Attn: Michael A. Cornelius, Esq.	Gibson Dunn & Crutcher LLP 1530 Page Mill Road Palo Alto, CA 94025 Attn: Larry Calof, Esq.
If to SANavigator:	Copy to:
SANavigator, Inc. 20511 Lake Forest Drive Lake Forest, CA 92630 Attn: Michael A. Cornelius, Esq.	Gibson Dunn & Crutcher LLP 1530 Page Mill Road Palo Alto, CA 94025 Attn: Larry Calof, Esq.
If to the Buyer:	Copy to:
McDATA Corporation 380 Interlocken Crescent Broomfield, CO 80021 Attn: Thomas McGimpsey, Esq.	Faegre & Benson LLP 2500 Republic Plaza 370 17th Street Denver, CO 80202 Attn: Douglas Wright, Esq.

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

    (i)  Transition.   None of SANavigator, Connex or Western Digital will take any action that is designed or intended to have the effect of discouraging any lessor, licensor, customer, supplier, or other business associate of SANavigator from maintaining the same business relationships with the Buyer and its Subsidiaries after the Closing as it maintained with SANavigator prior to the Closing.

    (j)  Confidential.   After the Closing, each of SANavigator, Connex and Western Digital will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in its possession. In the event that any of SANavigator, Connex or Western Digital is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 9(j). If, in the absence of a protective order or the receipt of a waiver hereunder, any of SANavigator, Connex or Western Digital is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Party may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Party shall use its reasonable best efforts to obtain, at the reasonable request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.

    (k)  Governing Law.   This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

    (l)  Amendments and Waivers.   No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer and SANavigator. No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence. The knowledge of a default, misrepresentation, or breach of warranty or covenant hereunder shall not be deemed a waiver of or non-reliance on such warranty or covenant by the other Party.

    (m)  Severability.   Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

    (n)  Expenses.   Each of the Buyer, SANavigator, Connex and Western Digital will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby. SANavigator also agrees that it has not paid any amount to any third party, and will not pay any amount to any third party until after the Closing, with respect to any of the costs and expenses of SANavigator, Connex and Western Digital (including any of their legal fees and expenses) in connection with this Agreement or any of the transactions contemplated hereby.

    (o)  Construction.   The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word "including" shall mean including without limitation.

    (p)  Incorporation of Exhibits and Schedules.   The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

    (q)  Specific Performance.   Each of the Parties acknowledges and agrees that the other Party would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the Parties agrees that the other Party shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter, in addition to any other remedy to which it may be entitled, at law or in equity.

    (r)  Submission to Jurisdiction.   Each of the Parties submits to the jurisdiction of any state or federal court sitting in Denver, Colorado, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on the other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in Section 9(h) above. Nothing in this Section 9(r), however, shall affect the right of any Party to bring any action or proceeding arising out of or relating to this Agreement in any other court or to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

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    IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date first above written.

MCDATA CORPORATION
By:	/s/ JOHN F. MCDONNEL

Title:	CEO

SANAVIGATOR, INC.
By:	/s/ MICHAEL CORNELIUS

Title:	Secretary

CONNEX, INC.
By:	/s/ MICHAEL CORNELIUS

Title:	Secretary

WESTERN DIGITAL CORPORATION
By:	/s/ MICHAEL CORNELIUS

Title:	VP of Law and Admin.